UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2021

Pactiv Evergreen Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39528	98-1538656
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900 W. Field Court, Lake Forest, Illinois, 60045

(Address of principal executive offices) (Zip Code)

(847) 482-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	PTVE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 - Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 15, 2021, Pactiv Evergreen Inc. (the “Company”) issued a notice of redemption to The Bank of New York Mellon, as trustee, to redeem all of its approximately $59 million outstanding aggregate principal amount of 5.125% senior secured notes due 2023 (the “Notes”), which are governed by that certain indenture dated as of June 27, 2016, among Pactiv Evergreen Group Issuer Inc., Pactiv Evergreen Group Issuer LLC, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, collateral agent, registrar and calculation agent and Wilmington Trust (London) Limited, as additional collateral agent, as amended or supplemented from time to time (the “Indenture”). The redemption date will be February 14, 2021 (the “Redemption Date”), with the redemption payment occurring on February 16, 2021. The redemption price for the Notes will be calculated in accordance with the Indenture and will be equal to 101.281% of the principal amount thereof plus accrued but unpaid interest to, but not including, the Redemption Date. The applicable notice of redemption will be sent to the registered holders of the Notes.

This Form 8-K shall not be considered to be a notice of redemption pursuant to the Indenture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2021

PACTIV EVERGREEN INC.

	By:	/s/ Steven Karl
Steven Karl
General Counsel and Secretary